Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2022 by and among (i) Double Brow, LLC, a Colorado limited liability company (“Buyer”), (ii) Medicine Man Technologies, Inc. (d/b/a Schwazze), a Nevada corporation (“Parent”) solely for purposes of Section 9.1(f), (iii) Lightshade Labs LLC a Colorado limited liability company (“Seller”), (iv) Thomas Van Alsburg, an individual (“Van Alsburg”), (v) Steve Brooks, an individual (“Brooks,”), (vi) John Fritzel, an individual (“Fritzel” and collectively with Van Alsburg and Brooks, “Equityholders”). Buyer, Seller and Equityholders are sometimes referred to herein as the “Parties” and each, a “Party.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A attached hereto.

A.Equityholders collectively hold all of the issued and outstanding equity securities of Seller.

B.Seller is engaged in the business of owning and operating the following retail marijuana store pursuant to the licenses issued by the Governmental Authorities set forth below (the “Business,” and each license set forth below, a “Purchased License”):

Business Conducted	Location	Purchased License
Retail Marijuana Store	2215 E Mississippi Ave. Denver, CO 80210 (the “Denver Location”)	State of Colorado License: 402R-00159 City and County of Denver Local License: 2022-BFN-0003739

C.Seller desires to sell, and Buyer desires to purchase, all of the assets of Seller related to, or which are used in or held for use in connection with, the operation of the Business, pursuant to the terms set forth herein.

ARTICLE I.

PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

Section 1.1.Purchased Assets; Excluded Assets.

(a)Purchased Assets. Pursuant to the terms set forth herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of the tangible and intangible assets of Seller related to, or used in or held for use in connection with, the Business, including the assets of Seller set forth on Schedule 1.1(a) (collectively, the “Purchased Assets”), free and clear of all Encumbrances.

(b)Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Purchased Assets will not include any assets set forth on Schedule 1.1(b) (the “Excluded Assets”).

Section 1.2.Assumed Liabilities; Excluded Liabilities.

(a)Assumed Liabilities. Pursuant to the terms set forth herein, at the Closing, Buyer will assume only the Liabilities of Seller specifically identified on Schedule 1.2(a) (the “Assumed Liabilities”), if any.

(b)Excluded Liabilities. Except for the Assumed Liabilities (if any), Buyer will not assume, and Seller will pay, defend, discharge and perform, as and when due, and otherwise retain and remain solely responsible for, all Liabilities that are not expressly included in the Assumed Liabilities (if any), including the Liabilities set forth on Schedule 1.2(b) (such excluded Liabilities, the “Excluded Liabilities”).

ARTICLE II.

PURCHASE PRICE AND RELATED MATTERS

Section 2.1.Purchase Price. The aggregate consideration payable by Buyer to Seller for the Purchased Assets is an amount equal to $1,000,000 (the “Purchase Price”).

Section 2.2.Payment of Purchase Price at the Closing. At the Closing, and subject to the satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2:

(a)Cash Consideration. Subject to Section 2.2(c) below (and without duplication for any amounts paid pursuant to Section 2.2 of the Lightshade Aurora APA), Buyer will pay, or cause to be paid, the following amounts to the following Persons:

(i)the aggregate amount of Indebtedness identified in the Payoff Letters (the “Closing Date Repaid Indebtedness”) pursuant to, and in the amounts and to the Persons specified in, the respective Payoff Letters, if not already paid pursuant to the Lightshade Aurora APA;

(ii)the aggregate amount of the Seller Transaction Expenses identified in the Seller Transaction Expenses Invoices (the “Closing Date Seller Transaction Expenses”) pursuant to, and in the amounts and to the Persons specified in, the respective Seller Transaction Expenses Invoices, if not already paid pursuant to the Lightshade Aurora APA; and

(iii)an amount equal to (A) the Purchase Price, minus (B) the Closing Date Repaid Indebtedness, if any, minus (C) the Closing Date Seller Transaction Expenses, if any, minus (D) the Indemnity Escrow Amount, if any, to Seller, by wire transfer of immediately available funds to an account of Seller designated by Seller in writing prior to the Closing Date.

(b)Indemnity Escrow Amount. Subject to Section 2.2(c) below (and without duplication for any amounts paid pursuant to Section 2.2 of the Lightshade Aurora APA), Buyer will deposit an aggregate total of $300,000 (the “Indemnity Escrow Amount”) from the proceeds of the Purchase Price payable at the Closing into an escrow account pursuant to an escrow agreement in form and substance mutually agreed upon by the parties (the “Escrow Agreement”) for purposes of securing certain obligations of Seller and the Equityholders pursuant to the terms of this Agreement and pursuant to the terms of the Lightshade Aurora APA, if not already paid pursuant to the Lightshade Aurora APA. The Indemnity Escrow Amount will be held and disbursed pursuant to the terms and conditions of the Escrow Agreement, the Lightshade Aurora APA (including Section 8.1(e) thereunder), and this Agreement (including Section 8.1(e)). For the avoidance of doubt, the $300,000 Indemnity Escrow Amount shall be the aggregate total amount deposited by Buyer into an escrow account for purposes of securing certain obligations of Seller and the Equityholders pursuant to the terms of this Agreement and the Lightshade Aurora APA.

(c)Other Transaction; No Duplication. The Parties acknowledge and agree that as of the date hereof, the Parties are also entering into the Lightshade Aurora APA (together, with this Agreement, the “Purchase Agreements”), both Purchase Agreements are based on the same form, and both Purchase Agreements require payment of the Indemnity Escrow Amount and the same (or substantially similar) Closing Date Repaid Indebtedness and Closing Date Seller Transaction Expenses, but payment of such foregoing amounts is only required once under both Purchase Agreements. In the event the transactions contemplated by the Purchase Agreements do not close simultaneously, then, upon the first transaction to close, Buyer will (i) deposit the entire Indemnity Escrow Amount and (ii) pay, or cause to be paid, the entire amount of any Closing Date Repaid Indebtedness and Closing Date Seller Transaction Expenses as is required by the applicable Purchase Agreement, such that, upon closing of the second transaction, no payments will need to be made with respect to the Indemnity Escrow Amount, Closing Date Repaid Indebtedness or the Closing Date Seller Transaction Expenses (and no deduction of the Purchase Price will need to be made therefore pursuant to Section 2.2(a)) under the applicable Purchase Agreement.

Section 2.3.Financial Requirements; Post-Closing Adjustments.

(a)Financial Requirements.

(i)Target Marijuana Inventory. At the Closing, the aggregate value of Marijuana Inventory included in the Purchased Assets located at the Denver Location and delivered to Buyer will be not less than $51,796, calculated at actual cost-basis, which is equal to the last purchase price paid by Seller to purchase the Marijuana Inventory or Seller’s cost of goods sold in manufacturing the applicable Marijuana Inventory, as applicable (the “Target Marijuana Inventory”); and

(ii)Target Cash. At the Closing, the unrestricted cash included in the Purchased Assets and delivered to Buyer at Closing will not be less than $500 in the point-of-sale system contained in the Denver Location (the “Target Cash”).

(b)Post-Closing Adjustments. Within 60 days of the Closing Date, Buyer will prepare its calculation of the Marijuana Inventory and the cash actually delivered by Seller to Buyer at the Closing (the “Closing Statement”) and deliver the Closing Statement to Seller for its review. Seller and its professional advisors will have, upon request, reasonable access during regular business hours to Buyer’s books and records to the extent necessary for such review. During a period of 30 days following Buyer’s delivery of the Closing Statement to Seller (the “Objection Period”), if Seller disagrees with any item set forth in the Closing Statement, Seller will give written notice (the “Objection Notice”) to Buyer within the Objection Period, specifying in reasonable detail Seller’s disagreement with any such item set forth on the Closing Statement. The Objection Notice must specify those items or amounts as to which Seller disagrees, and Seller will be deemed to have agreed with all other items contained in the Closing Statement. If Seller does not deliver an Objection Notice within the Objection Period, then Seller will be deemed to have agreed entirely with items set forth on the Closing Statement. If an Objection Notice is delivered within the Objection Period, (i) in the 30-day period following delivery of the Objection Notice, Buyer and Seller will use reasonable efforts to reach an agreement on the disputed items or amounts set forth in the Objection Notice and (ii) if Buyer and Seller are unable to reach an agreement during such 30-day period with respect to all disputed items or amounts, such disputed items or amounts will be resolved by an independent certified public accounting firm (“Settlement Accountant”), to be mutually agreed upon by the Parties. Such costs of the Settlement Accountant will be borne by Buyer and Seller in inverse proportion to their success on the merits in the resolution of the disputed items or amounts. If the actual Marijuana Inventory as set forth on the final Closing Statement, as finally determined pursuant to this Section 2.3(b) (the “Final Closing Statement”), exceeds 110% of the Target Marijuana Inventory or if the cash actually delivered by Seller to Buyer as set forth on the Final Closing Statement exceeds the Target Cash (the aggregate amount of any such excess or excesses, an “Excess”), Buyer will pay to Seller an amount in cash equal to the Excess by wire transfer of immediately available funds, in each case, to an account or accounts designated in writing by Seller within three Business Days.  If the actual Marijuana Inventory as set forth on the Final Closing Statement is less than 90% of the Target Marijuana Inventory or if the cash actually delivered by Seller to Buyer as set forth on the Final Closing Statement is less than the Target Cash (the aggregate amount of any such deficiency or deficiencies, a “Deficiency”), Seller will pay an amount in cash equal to the Deficiency by wire transfer of immediately available funds to a bank account or accounts designated in writing by Buyer within three Business Days; provided, however, that Buyer may instead elect to offset such Deficiency from the Indemnity Escrow Amount or from any amounts owed by Buyer to Seller or any Equityholder pursuant to this Agreement or the Lightshade Aurora APA.

(c)Purchase Price Allocation; Purchased Assets. For Tax purposes, the parties agree to allocate the Purchase Price and the Assumed Liabilities (if any) (and any other items that are treated as consideration paid by Buyer for applicable Tax purposes as of the Closing Date) among the Purchased Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the methodology set forth on Schedule 2.3(c) (the “Allocation Schedule”), which allocation will be binding on Seller and Equityholders. Buyer, Seller and Equityholders will file Tax Returns in a manner consistent with the Allocation Schedule.

(d)Tax Withholding. Buyer will be entitled to deduct and withhold from any payment contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, however, if Buyer believes that it will be required to deduct or withhold any such amounts, then Buyer shall provide the payee ten days prior written notice so that such payee may provide Buyer such information, documentation, or certification to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld, such amounts will be treated for all purposes hereof as having been paid to Seller or such other Person in respect of whom such withholding or deduction was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER AND EQUITYHOLDERS

Section 3.Representations and Warranties of Seller and Equityholders. Seller and Equityholders jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing, as follows:

(a)Organization; Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado. Seller has full limited liability company power and authority, and each Equityholder has the full individual capacity, to enter into this Agreement and the Related Agreements to which Seller or any Equityholder is, or at the Closing will be, a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and each Equityholder of this Agreement and any other Related Agreement to which Seller or any Equityholder is, or at the Closing will be, a party, the performance by Seller and each Equityholder of its obligations hereunder and thereunder, and the consummation by Seller and each Equityholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, limited liability company, manager, debtholder and/or equityholder action on the part of Seller. This Agreement and the Related Agreements to which Seller or any Equityholder is, or at the Closing will be, a party, constitute or will constitute, as applicable, legal, valid and binding obligations of Seller and each Equityholder, enforceable against Seller and each Equityholder pursuant to their respective terms.

(b)Non-Contravention. Neither Seller’s nor any Equityholder’s execution, delivery or performance of this Agreement or any Related Agreement to which it is, or at the Closing will be, a party, or the consummation of the transactions contemplated hereby or thereby, (i) constitutes or will constitute a breach, violation or infringement of Seller’s or such Equityholder’s governing documents, if applicable, (ii) constitute or will constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Seller, any Equityholder, the Business or any of the Purchased Asset is subject, (iii) conflicts or will conflict with, results or will result in a breach of, constitutes or will constitute a default under, results or will result in the acceleration of, creates or will create in any party the right to accelerate, terminate, modify or cancel, or will terminate, modify or cancel, or requires or will require any notice under, any material Contract or Permit to which Seller or any Equityholder is a party or by which Seller or any Equityholder is bound or by which the Business or any of the Purchased Assets is bound or affected, (iv) result or will result in the creation or imposition of any Encumbrance upon any of the  Purchased Assets, or (v) require or will require any approval, license, certificate, consent, waiver, authorization, novation, notice or other Permit of or to any Person, including any Governmental Authority or any party to any Contract, except for any such approval, license, certificate, consent, waiver, authorization, novation, notice or other Permit that has been obtained or made prior to the Closing, each of which is listed on Schedule 3(b).

(c)Seller’s Equity. All of Seller’s issued and outstanding equity securities are, and will on the Closing Date be, owned 100% by Equityholders. Except as set forth on Schedule 3(c), there are no Contracts between Seller or any Affiliate of Seller, on the one hand, and any Equityholder or an Affiliate thereof, on the other hand, that relate to or are used related to the Purchased Assets.

(d)Compliance with Laws. Except as set forth on Schedule 3(d), Seller and Equityholders are currently, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws in the conduct of the Business prior to the Closing and in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby or thereby. Seller is currently, and since the Lookback Date has been, in material compliance with (i) all MED rules, including emergency rules and industry bulletins, in each case, as they are released and (ii) all applicable Colorado state and local Laws governing or pertaining to cannabis (including marijuana, hemp and derivatives thereof, including cannabidiol, in each case applicable to the Business.

(e)Title. Except as set forth on Schedule 3(e), Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances.

(f)Contracts. Schedule 3(f)(i) contains a schedule of all Contracts specifically related to the Business (and not related to Seller or the other businesses of Seller generally) to which Seller is a party, including the names of all parties to each such Contract and the effective dates thereof. Seller is not in default or alleged to be in default under any such Contract nor, to Seller’s Knowledge, does any default by any other party to any such Contract exist. Further, to Seller’s Knowledge, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any such Contract. Seller is not party to any Contract with respect to the Business that contains restrictive covenants, change of control provisions, non-solicit provisions, non-compete provisions, most favored nations provisions or exclusivity provisions that are binding on Seller with respect to the Business. All of such Contracts related to the Business are, to Seller’s Knowledge, in full force and effect and constitute legal, valid and binding obligations of the parties thereto pursuant to their terms, and, except as set forth on Schedule 3(f)(ii), are capable of assignment to Buyer pursuant to this Agreement without any notice to or consent by any other Person. Seller has made available to Buyer a true, complete and correct copy of each such Contract.

(g)Condition; Sufficiency. The tangible Purchased Assets (i) are in good condition and working order and free from material defects, patent and latent, (ii) have been maintained pursuant to good industry practice, (iii) are in good operating condition and repair, in all material respects, except, in each case, for ordinary wear and tear, and (iv) are suitable and sufficient for the purposes for which they are used. The Purchased Assets constitute all of the properties and assets necessary for Buyer to operate the Business in substantially the same manner as conducted by Seller during the 12 months immediately preceding the Closing Date, as currently proposed to be conducted or as required by applicable Law.

(h)No Liabilities. Schedule 3(h) lists all Indebtedness of Seller relating to the Business outstanding as of the date hereof. Except as disclosed on Schedule 3(h) and except for such Liabilities which will be paid off and discharged in full by Seller prior to the Closing Date, Seller has no, and at the Closing will not have any, Liabilities which relate to, encumber, bind or otherwise restrict the Purchased Assets, including Liabilities which may become known or arise only after the Closing Date and which result from actions, events or occurrences on or prior to the Closing Date.

(i)Legal Proceedings. Except as set forth in Schedule 3(i), there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Equityholder that, if adversely determined, would adversely affect the business, prospects, operations, employment, customer or supplier relationships, earnings, properties, or the condition, financial or otherwise, of the Purchased Assets nor is there any Order of any Governmental Authority outstanding against Seller or any Equityholder having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

(j)Environmental. To Seller’s Knowledge, the Denver Location is currently, and since the Lookback Date has been, in material compliance with all environmental Laws. The Business has not generated, manufactured, recycled, reclaimed, refined, transported or treated hazardous substances or other dangerous or toxic substances, or solid wastes, and there has been no release or threatened release of any hazardous substances on or off the Denver Location. To Seller’s Knowledge, the Denver Location contains no in-ground, below or underground storage tanks or containers, either in or not in use. To Seller’s Knowledge, no employee or former employee of Seller (or of any current or former subsidiary or other Affiliate) has been exposed to any hazardous material in connection with their employment by the Business. The Business has not caused or experienced past or present events, conditions, circumstances, plans or other matters that: (i) are not in compliance with all environmental Laws; or (ii) may give rise to any statutory, common law or other legal Liability, or otherwise form the basis of any Legal Proceeding based on or relating to hazardous materials. Neither Seller nor any Equityholder has received any notice or indication from any Person advising such Person that Seller is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials with respect to the Denver Location.

(k)Taxes. Seller has duly and timely filed (and, prior to the Closing Date, will duly and timely file those currently not due) all Tax Returns required to be filed with respect to the Business, all of which were prepared pursuant to applicable Laws and all of which are materially true correct and complete, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any Tax Returns were due, taking into account any extensions granted under Law. Seller has withheld and timely paid all Taxes required to be withheld or paid by it with respect to the Business, and, prior to the Closing Date, will timely pay any such Taxes required to be paid by it as of such time. All applicable sales, use, excise and similar Taxes with respect to the Purchased Assets, to the extent due, were paid by Seller when the Purchased Assets were acquired by Seller, and Seller has collected and paid all applicable sales, use, excise and similar Taxes required to be collected and paid by Seller on the sale of products or taxable services by Seller with respect to the Business. There are no existing Encumbrances for Taxes upon any of the Purchased Assets. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file a particular type of Tax Return or pay a particular type of Tax that Seller is or may be required to file such Tax Return in that jurisdiction or subject to Tax by such jurisdiction. Except as set forth on Schedule 3(k), there is no dispute, audit, examination, investigation or claim concerning any Tax Liability of Seller with respect to the Business, and no action, suit, proceeding or audit has been threatened against or with respect to Seller regarding Taxes with respect to the Business. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to the Business. No deficiency for any amount of Tax with respect to the Business has been asserted, written or orally, or assessed by a Governmental Authority against Seller, and Seller does not reasonably expect that any such assertion or assessment of Tax liability will be made. No “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of other applicable Law) will or could result as a direct or indirect result of the transactions contemplated by this Agreement.

(l)Benefits. Schedule 3(l) contains a list of all Employee Benefit Plans, and Seller has provided to Buyer accurate descriptions of all such plans. Each Employee Benefit Plan has been established, documented, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws. Seller has never sponsored, maintained, contributed to, or been required to contribute to, and Seller does not have any and could not reasonably be expected to have any current or future Liability (including any contingent Liability and including on account of having ever had an ERISA Affiliate) under or with respect to, (i) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), including any group health plan, (ii) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) or any other retirement plan, including any such plan that is (or, at any time was) subject to Section 302 or 303 of ERISA, Title IV of ERISA or Section 401(a), 401(k), 408(k), 408(p), 412 or 430 of the Code, or (iii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code). Seller has not incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which Seller, Buyer or any of their respective Affiliates could incur, directly or indirectly, any penalty, Tax, fine, Encumbrance or Liability under ERISA (including Sections 409, 502(i) and 502(l) thereof) or Section 4975, 4980B, 4980D, 4980H, 5000, 6721 or 6722 of the Code. Seller has no current or contingent Liability as a result of at any time having an ERISA Affiliate.

(m)Employees. Seller is currently, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws related to employment and employment practices, terms of employment and wages and hours with respect to employees of the Business. Seller has experienced no strikes or work stoppages with respect to the Business. There is no collective bargaining relationship between Seller and any union covering any employee of the Business, no past or pending allegation of unfair labor practices, and no dispute or controversy with any union or other organization purporting to represent any of the employees of the Business. There are no Legal Proceedings pending or, to

Seller’s Knowledge, threatened involving a dispute or controversy between Seller and any of its current or former employees employed by the Business. Schedule 3(m) includes a true, correct and complete list of the Business’s employees, contractors and consultants, and, for each such Person, such Person’s job title, date of hire or engagement, work location, status as active or on leave (including the type of leave and anticipated return date), current base salary or hourly wage rate as applicable, current classification as exempt or non-exempt with respect to Laws governing overtime and minimum wages, full time or part-time status, visa status (including type of visa), if applicable, accrued and unused vacation time, and earned or eligible commission, bonus or any other compensation (if applicable).

(n)Intellectual Property. Seller does not own any material IP related to the Business other than the Excluded Seller IP. All Registered IP is in full force and effect; is valid, subsisting and enforceable; and has been obtained and maintained in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities. Seller is the sole and exclusive owner of the entire right, title and interest in and to the Owned IP free and clear of all Encumbrances. The Seller IP does not infringe, misappropriate or otherwise violate (collectively, “Infringe(s)”) any Person’s IP (and has not done so). To Seller’s Knowledge, no Person Infringes the Seller IP (and has not done so). There is no Legal Proceeding pending or threatened, pertaining to any Seller IP; and to Seller’s Knowledge there is no reasonable basis for any such Legal Proceeding.

(o)Information Technology Systems. All of the computer and network equipment, software and services used or relied upon by Seller in the Business (collectively, “Systems”): (i) are in good working order; (ii) are free of any material defects, bugs and errors; (iii) do not, to Seller’s Knowledge, contain any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any software, data or other materials; and (iv) are sufficient for the existing needs of the Business.

(p)Privacy. Seller’s Processing of Personal Information used in the Business is and at all times has been in material accordance with all Laws; and any of its Contract obligations (collectively, “Privacy Obligations”). There has been no loss, damage, unauthorized access, use, modification or other misuse of any Personal Information used in the Business Processed by the Seller (“Seller Data”). Seller has not received notice of and there are no past, pending or, to Seller’s Knowledge, threatened Legal Proceedings related to the Processing of Seller Data or any Privacy Obligations related to the Business, and, to Seller’s Knowledge there is no reasonable basis for any such claim or Legal Proceeding. Except for disclosures of Personal Information required by applicable Law, Seller has not sold, leased or otherwise made available to any third party any Personal Information used in the Business. The transfer of any Personal Information used in the Business to Buyer, and Buyer’s use of such information to carry on the Business will not violate any Privacy Obligations.

(q)Products. All products and services sold, provided or made available by the Business (collectively, “Products”) have, since the Lookback Date through the date hereof: (i) conformed with all applicable Laws, Contracts and all applicable express and implied warranties; (ii) to the extent applicable, not been adulterated or misbranded; and (iii) to the extent applicable, been free from contamination or defects.  Seller has, since the Lookback Date, been in compliance with all Laws and Contracts applicable to the sale and marketing of all Products. Except as disclosed on Schedule 3(q), since the Lookback Date, no Person has provided any notice, made any claim, or commenced any Legal Proceeding concerning any Product, and, to Seller’s Knowledge, there is no reasonable basis for any such claim or Legal Proceeding.

(r)Product and Service Liabilities. There exist no pending, whether known or unknown, or threatened claims against Seller for injury to any Person or property related to the Business as a result of the sale of any product or performance of any service by the Business.

(s)Financial Statements. Schedule 3(s)(i) contains (collectively, the “Financial Statements”): (i) statements of income of for the Business as of December 31 for each of the years 2021 and 2020; and (ii) statements of income for the Business for the seven-month period ended July 31, 2022. The Financial Statements are complete and accurate and fairly present the financial position and results of operations of Seller as of the respective dates thereof, all pursuant to the Company’s accounting practices consistently applied throughout the periods indicated, except as disclosed on Schedule 3(s)(ii).

(t)No Changes. Except as set forth on Schedule 3(t) and except in the Ordinary Course of Business, since January 1, 2022, there has not been, in each of the following cases with respect to the Business only, (i) any material adverse change in the assets, Liabilities, financial condition, employee, or customer or supplier relationships of Seller; (ii) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Purchased Assets or the Business; (iii) any increase in the compensation payable or to become payable to any employees or independent contractors or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such Person; (iv) any entry into any commitment or transaction outside the Ordinary Course of Business;

(v) any change by Seller in accounting methods, practices or principles; (vi) any termination or waiver of any rights of value to the Business; (vii) any transaction or conduct inconsistent with Seller’s past business practices; (viii) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of any employee of Seller; (ix) any other occurrence, action or event which, if it had occurred or taken place after the date hereof would be prohibited by Section 5.1(c); or (x) any Contract made or entered into to do any of the foregoing.

(u)[Intentionally Omitted].

(v)Suppliers. No supplier of the Business that has provided goods or services to the Business representing, individually or in the aggregate, more than $10,000 in payments or commitments within the last 12 months has (i) ceased, or indicated any intention to cease, doing business with Seller, or (ii) materially adversely changed or indicated any intention to materially adversely change any terms or conditions for future sales of products or services from the terms or conditions that existed with respect to the purchase of such products or services during the 12-month period ending on the date hereof.

(w)Permits. Since the Lookback Date Seller has maintained all Permits with respect to the Business in full force and effect, and Seller is currently, and since the Lookback Date has been, in compliance with all such Permits and has filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of the Business as currently operated, or the ownership, lease, use or operation of the assets or properties of the Business. Schedule 3(w) lists all Permits used in the Business, including all Permits associated with the Leased Real Property, and the license numbers set forth on such schedule for each such Permit are accurate, correct and complete. There is no Legal Proceeding pending or Order outstanding or, to Seller’s Knowledge, threatened against Seller that would reasonably be expected to adversely affect any such Permit, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely. Such Permits will be assigned to Buyer at the Closing and will continue to be in full force and effect immediately following the Closing.

(x)Real Property. Seller does not own and has never owned any real property at the Denver Location (including any ownership interest in any buildings or structures and improvements located thereon). Seller is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property at the Denver Location. Schedule 3(x) sets forth a true, complete and correct list of all Contracts pursuant to which Seller leases, subleases, licenses, uses, operates or occupies or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property at the Denver Location (each, whether written, oral or otherwise, a “Real Property Lease,” and any real property, land, buildings and other improvements covered by the Real Property Lease, “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. Seller has not assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other Contracts granting to any Person other than Seller any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings, structures and other material improvements used by Seller are included in the Leased Real Property. Seller has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to the Leased Real Property or to purchase any of the Leased Real Property. Seller has good and marketable leasehold title to each parcel of Leased Real Property, in each case, free of all Encumbrances. Seller has not received any written notice of any violation of Laws with respect to any Real Property Lease or any Leased Real Property. There are no pending or, to Seller’s Knowledge, threatened or contemplated Legal Proceedings regarding the Leased Real Property.

(y)Brokers. Except as set forth in Schedule 3(y), neither Seller nor any Person acting on Seller’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller or any of its Affiliates is or may become liable.

(z)No Untrue Statements. To Seller’s Knowledge, no document, delivery, certificate, representation or warranty made by Seller or any Equityholder in or pursuant to this Agreement contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements herein complete or not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Equityholders, as of the date hereof and as of the Closing, as follows:

(a)Organization; Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

(b)Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company, action. This Agreement and the Related Agreements to which Buyer is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Buyer, enforceable pursuant to its terms. Buyer’s execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) constitute a breach, violation or infringement of Buyer’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Buyer or any of its assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material Contract or Permit to which Buyer is a party or by which Buyer is bound or by which any of Buyer’s assets or properties is bound or affected, (iv) require any Permit, certificate, consent, waiver, authorization, novation or notice of or to any other Person, including any Governmental Authority or any party to any Contract to which Buyer is a party, except, (A) with respect to subsections (ii), (iii) and (iv) as would not materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and (B) with respect to subsection (iv), any Permit, certificate, consent, waiver, authorization, novation or notice that has been obtained or made prior to Closing.

(c)Legal Proceedings. There is no Legal Proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or the Related Agreements.  To Buyer’s knowledge, no event or circumstances exist that may give rise or serve as a basis for any such Legal Proceedings.

(d)Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the other transactions contemplated by this Agreement.

(e)Brokers. Neither Buyer nor any Person acting on Buyer’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Buyer or any of its Affiliates is or may become liable.

ARTICLE V.

COVENANTS

Section 5.1.Pre-Closing Covenants.

(a)General. During the period commencing on the date hereof and ending on the earlier to occur of the date on which this Agreement is validly terminated pursuant hereto or the Closing (such period, the “Interim Period”), each of the Parties will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements in a prompt and expeditious manner; provided, however, that nothing in this Agreement requires, or will be construed to require, Buyer to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on Buyer) that would result in any restriction with respect to any properties, assets, business or operations of Buyer or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

(b)Notices and Consents. During the Interim Period, Buyer shall have primary responsibility for, and Seller will reasonably cooperate with Buyer to provide, all notices to Governmental Authorities and other Persons and the Parties shall use commercially reasonable efforts to obtain, in writing, without penalty or condition which is adverse to Buyer or Seller, all consents, Permits, certificates, covenants, waivers, authorizations or novations required in connection with the transactions contemplated by this Agreement and the Related Agreements, including the change of control applications to the MED and the City and County of Denver (collectively, the “Regulatory Applications”) as expeditiously as commercially reasonably possible.  All costs and fees associated with the Regulatory Applications shall be borne and paid for by Buyer. During the Interim Period, each Party will provide to the other Parties a complete copy of all letters, applications or other documents to be submitted by such Party prior to their submission to or promptly after receipt from any Governmental Authority or other Person with respect to the Regulatory Applications, and will afford the other Parties the opportunity to provide reasonable comment on any letter, application and other document to be submitted by such Party reasonably in advance of the anticipated time of submission. During the Interim Period, each Party will inform the other Parties of the content of any oral submission reasonably in advance of an anticipated oral communication with any Governmental Authority and afford the other Parties the opportunity to comment on any such oral submission. During the Interim Period, each Party will reasonably promptly and regularly advise the other Parties concerning the status of any documents or other communications submitted by such Party relating to the Regulatory Approvals, including any difficulties or delays experienced by such Party in obtaining and any conditions required for such items. During the Interim Period, no Party will permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, give the other Parties the opportunity to attend and participate thereat. During the Interim Period, neither Seller nor Buyer will: (i) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or the Related Agreements without the prior written consent of the other; or (ii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation.

(c)Operation and Preservation of Business. During the Interim Period, without the prior written consent of Buyer, Seller will not, and Equityholders will cause Seller to not, engage in any practice, take any action or enter into any transaction outside of the Ordinary Course of Business with respect to the Business, except for any action expressly required by this Agreement. During the Interim Period, without the prior written consent of Buyer, Seller will not, and Equityholders will cause Seller not to, in each of the following cases, with respect to the Business only, engage in any practice, take or fail to take any action or enter into any Contract or transaction that could reasonably be expected to cause the representations and warranties of Seller and Equityholders contained herein to be untrue at any time between the date hereof and the Closing. During the Interim Period, Seller will conduct, and Equityholders will cause Seller to conduct, the Business in the Ordinary Course of Business and in material compliance with all Laws, and will keep the Business and its assets and properties, including Seller’s present operations, physical facilities, licenses, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact, open and operational. Without limiting the generality of the foregoing, during the Interim Period, Seller will not, and Equityholders will cause Seller not to, without the prior written consent of Buyer, take any of the following actions, in each case with respect to the Business or Purchased Assets, as applicable, only: (i) amend, extend or terminate any material Contract or enter into any Contract, which if entered into prior to the date hereof, would be a material Contract; (ii) incur any Liability (including any Indebtedness) other than in the Ordinary Course of Business; (iii) dispose of or encumber any assets of Seller other than in the Ordinary Course of Business; (iv) increase any compensation or benefits of any employees or independent contractors of Seller or establish any new compensation or benefit plan; (v) hire, retain, engage or terminate any employee or independent contractor, move any employee or independent contractor from the Denver Location to another store or location, or make any other material personnel changes; (vi) accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, or change, in any material respect, Seller’s practices in connection with the making of capital expenditures or the payment of accounts payable; (vii) grant any Person any license of or other right to IP other than non-exclusive licenses of Products granted in the Ordinary Course of Business; (viii) except as required as a result of a change in Law after the date hereof, change any of the financial accounting principles or practices of Seller; (ix) commence or settle any Legal Proceeding; (x) issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of Seller; (xi) declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any equity securities of Seller or enter into any Contract with any of Equityholders; (xii) take any action that would reasonably be expected to have a material and adverse effect on the Business or the Purchased Assets; (xiii)(A) change or make any Tax election, (B) adopt or change any Tax accounting methods, (C) amend a Tax Return, (D) agree to any claims for Tax adjustments or assessments, or (E) settle any Tax claim, audit or assessment; (xiv) induce, encourage, solicit, or otherwise cause or attempt to cause any customer of the Business to move their business to another store owned or operated by Seller; provided, however, that this Section 5.1(c)(xiv) will not prohibit any general advertising or other action that is not specifically directed at customers of the Business; or (xv) agree or commit to take any of the actions described in clauses (i) through (xiv) above.

(d)Preservation of Inventory. During the Interim Period, Seller will, and each Equityholder will cause Seller to, use its reasonable efforts to maintain and preserve all inventory associated with the Business in a good and saleable condition, including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect. During the Interim Period, Seller will maintain at least substantially similar levels of inventory of flower, trim, concentrate and edibles at the Business location as Seller has maintained over the 12 months prior to the date hereof.

(e)Access. The Parties agree that, during the Interim Period and in compliance with the applicable laws of the state of Colorado, Buyer and its authorized agents and representatives will have the right to, upon reasonable notice: (i) inspect and audit the books and records of the Business, (ii) access facilities at the Denver Location; and (iii) consult with Seller’s officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence, employment, employee benefits and other matters, in each case as related to the Business. Such access will be during the regular hours of the Business and in a manner not to unreasonably interfere with the normal business operations of the Business.

(f)Notice of Developments. During the Interim Period, Seller will, and Equityholders will cause Seller to, give prompt written notice to Buyer of any event, occurrence or development causing, or allegation by a third party which, if true, would cause, or which would reasonably be expected to cause: (i) a breach or inaccuracy of any of the representations and warranties in Article III; (ii) any breach or nonperformance of or noncompliance with any covenant or agreement of Seller or any Equityholder in this Agreement or any Related Agreement; (iii) the failure of any condition set forth in Section 6.1; (iv) any material damage to or loss or destruction of any properties or assets owned or leased or otherwise used, or held for use, by Seller (whether or not insured); or (v) the occurrence or threatened occurrence of any event or condition which resulted in, or could reasonably be expected to result in, a material and adverse effect on the Business or the Purchased Assets. No disclosure by any Party pursuant to this Section 5.1(f) will be deemed to amend or supplement the schedules to this Agreement or prevent or cure any misrepresentation, breach of warranty, or breach of covenant, agreement or obligation.

(g)Exclusivity. During the Interim Period, neither Seller nor any Equityholder will, and each will cause each of such Person’s respective officers, employees, directors, managers, members, partners, equityholders, advisors, representatives, agents and Affiliates not to, directly or indirectly solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or could reasonably be expected to lead to, any acquisition or purchase of a substantial portion of the assets, equity interests or other securities of the Business or any tender offer or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, spin-off, liquidation, dissolution or similar transaction involving the Business, or any other transaction, the consummation of which would or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal. Seller and each Equityholder will promptly notify Buyer of any Alternate Transaction Proposal and provide a summary of the material terms thereof.

Section 5.2.Post-Closing Covenants.

(a)Restrictive Covenants.

(i)From and after the Closing, Seller and Equityholders will keep confidential and not disclose to any other Person or use for such Person’s own benefit or the benefit of any other Person any confidential or non-public information specifically related to the Business (and which is not used in the other businesses of Seller) or the Purchased Assets. The obligation of Seller, Equityholders and their Affiliates under this Section 5.2(a)(i) will not apply to information that is or becomes generally available to the public without breach of the commitment provided for in this Section 5.2(a)(i) or is required to be disclosed by applicable Law; provided, however, that, in the case of a required disclosure, Seller, Equityholders or such other Person, as applicable, will notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

(ii)As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller and each Equityholder agree that, from the Closing Date through the three-year anniversary of the Closing Date (the “Non-Compete Restricted Period”), Seller and each Equityholder will not, and will cause their respective Affiliates not to, directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, become employed by, or in any other manner engage in the retail sale of cannabis or cannabis product within the Restricted Area, provided, however, that Equityholders (and their applicable Affiliates) may engage in the ownership and operation of the recreational marijuana dispensaries currently owned and operated by Seller or any Equityholder located in Denver, Colorado. Nothing herein will prohibit any such Person from being a passive owner of not more than two percent of the outstanding stock of any class of a corporation involved in the cannabis business that is publicly traded. “Restricted Area” means any area within a two-mile radius of the Denver Location.

(iii)As a material inducement to Buyer to enter into and perform its obligations under this Agreement, from the Closing Date through the two-year anniversary of the Closing Date (the “Non-Solicit Restricted Period”), Seller and each Equityholder: (A) will not, and will cause their respective employees, officers, directors, managers, agents and Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Buyer or its Affiliates (or any successor to the Business); provided, however, that this Section 5.2(a)(iii)(A) will not prohibit any such Person from conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Buyer or its Affiliates (or any successor to the Business); and (B) will not induce or attempt to induce any person or entity, who during the one-year period prior to Closing, was a customer or other business relation of the Business to terminate its relationship or contract with Buyer or its Affiliates, to cease doing business with Buyer or its Affiliates, or in any way adversely interfere with the relationship between any such customer or business relation and Buyer or its Affiliates; provided, however, that this Section 5.2(a)(iii)(B) will not prohibit any general advertising or other action that is not specifically directed at customers or other business relations of the Business.

(iv)From and after the Closing, neither Seller nor any Equityholder on the one hand, nor Buyer on the hand, will, and will cause their respective employees, officers, directors, managers, agents and Affiliates not to, directly or indirectly denigrate, defame or disparage the other party(ies) or its Affiliates and their respective equityholders, managers, directors, officers, employees, independent contractors or representatives or the Business.

(v)Seller and each Equityholder, on the one hand, and Buyer, on the other hand, each acknowledge and agree that, in the event of a breach or alleged breach by such party(ies) of any of the provisions of this Section 5.2(a), monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, the other party(ies), their Affiliates and their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Non-Compete Restricted Period or Non-Solicit Restricted Period, as applicable, by a period equal to (A) the length of the violation of this Section 5.2(a) plus (B) the length of any court proceedings necessary to stop such violation), in each case, without the requirement of posting a bond or proving actual damages.

(b)Inability to Assign Assets. Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, to the extent that the assignment or attempted assignment to Buyer of any Contract or Permit that is included among the Purchased Assets and is set forth on Schedule 1.1(a)(iii) (each, an “Assigned Contract”), if any, or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization, notice or novation by any Person, and such consent, waiver, authorization, notice or novation has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Buyer, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of Seller or Buyer thereunder, then neither this Agreement nor any Related Agreement will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing. If any consent, waiver, authorization, novation or notice that is necessary for the effective assignment to Buyer of any Assigned Contract (if any) cannot be obtained or made and, as a result, the material benefits of such Assigned Contract (if any) cannot be provided to Buyer following the Closing as otherwise required pursuant to this Agreement, then Seller will use commercially reasonable efforts to, with respect to any such Assigned Contracts (if any), for a period of six months, cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits under such Assigned Contract (if any), including enforcement for the benefit of Buyer of any and all rights of Seller against any other party to such Assigned Contract (if any) arising out of any breach or cancellation of such Assigned Contract (if any) by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer. Once any such consent, waiver, authorization, or novation is obtained or notice is properly made in form and substance reasonably acceptable to Buyer, Seller will assign such Assigned Contract (if any) to Buyer at no additional cost to Buyer.

(c)Post-Closing Payments. After the Closing, Seller and Equityholders will cause any financial institution to which any cash, deposits, online payments, cybercurrency, checks or other instruments of payment are delivered to an account not transferred to Buyer at the Closing with respect to the Purchased Assets or the Assumed Liabilities (if any), including, without limitation, funds relating to any accounts receivable or any other Purchased Assets, through any “lock-box” or similar arrangement, to immediately remit same to Buyer, but in all cases within five Business Days after receipt thereof. Seller will periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts included in the Purchased Assets or the Assumed Liabilities (if any).

(d)Apportionment of Taxes and Cooperation. Notwithstanding any other provision of this Agreement, Seller and Equityholders will be jointly and severally liable and will indemnify Buyer for all Taxes attributable to the ownership or sale of the Business or Purchased Assets or any operations of Seller for all taxable periods (or portions thereof)

ending on or before the Closing Date (“Pre-Closing Taxes”). Taxes that are real, personal or intangible property Taxes and similar ad valorem obligations that are imposed on a periodic basis levied with respect to any tax period beginning on or before and ending after the Closing Date will be allocated proportionally as Pre-Closing Taxes based on the number of days in such Tax period included in the period (or portion thereof) ending on or prior to the Closing. If Buyer makes a payment of any Pre-Closing Taxes or any Taxes specified below, it will be entitled to prompt reimbursement from Seller or Equityholders for such Taxes upon presentation to Seller of evidence of such payment. Seller and Equityholders will be jointly and severally liable to, and will indemnify, Buyer for any sales, use, documentary, recording, stamp, value added, excise, transfer or similar Taxes arising from the sale of the Purchased Assets or the transactions contemplated by this Agreement (“Transfer Taxes”), and Seller will timely file any Tax Return or other necessary documentation with respect to such Transfer Taxes. Claims arising under this Section 5.2(d) will survive for the full period of any applicable statute of limitations plus an additional 60 days. After the Closing, Buyer, Seller and each Equityholder shall: (i) assist the other Party in preparing any Tax Returns which such other party is responsible for preparing and filing; and (ii) make available to the other party and to any Governmental Authority as reasonably requested, all information, records and documents relating to Taxes relating to the Business or Purchased Assets.

Section 5.3.Release of Claims. Effective as of the Closing, except with respect to (a) Seller and each Equityholder’s rights under this Agreement and the Related Agreement, including any rights to any Legal Proceeding to enforce the terms of or any breach of this Agreement or any Related Agreement, and (b) if (and only if) Equityholder is an officer, manager or director of Seller, any rights, if any, with respect to any directors’ and officers’ liability insurance policy protecting Equityholder in such position, each Equityholder and Seller (collectively, the “Releasors”), unconditionally and irrevocably waives, releases and forever discharges Buyer and each of its Affiliates (each, a “Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business, and none of any Equityholder, Seller or any other Releasor will seek to recover any amounts in connection therewith or thereunder from any Released Person.

Section 5.4.Employee Matters.

(a)Seller agrees to use its commercially reasonable efforts to assist Buyer in its efforts to employ any employees of the Business requested by Buyer, including those scheduled on Schedule 5.4(a)(i), and engage any independent contractors of Seller requested by Buyer, including those listed on Schedule 5.4(a)(ii).  Buyer agrees to offer employment to substantially all of the employees of Seller set forth on Schedule 5.4(a)(i) which are employed by Seller as of the Closing (including any replacements thereof); provided that, notwithstanding anything to the contrary herein, Buyer will not be required to offer employment to, and may not offer employment to, without Seller’s prior written consent, those employees of Seller who manage corporate operations of Seller and are listed on Schedule 5.4(a)(iii) (the “Excluded Employees”).  Any employees of Seller who accept employment with Buyer, execute any documents required by Buyer to be executed in connection therewith and begin employment with Buyer are referred to herein collectively as the “Transferred Employees.”

(b)Buyer will have no obligation to offer employment to, and will have no Liability to, any employee of Seller, including any employee who, on the Closing Date, is not actively employed by Seller or any Excluded Employee.  Seller will bear all responsibility for, and related costs associated with the termination of any of its employees, including complying with applicable Laws. Prior to the Closing, Seller will terminate, effective no later than as of the close of business on the Business Day immediately preceding the Closing Date, all employees (other than Excluded Employees) of Seller who have not been made any offer of employment with Buyer or declined employment with Buyer.  Simultaneously with such termination, Seller will pay each such terminated employee and each such terminated independent contractors all amounts owed and due under Law, and all other amounts due and owed (including termination or severance pay) in accordance with any contract or Law.

(c)Nothing contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby will confer upon any Transferred Employee or any other present or former employee of Seller any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, any Related Agreement or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Buyer, nor will anything contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby constitute a limitation on or restriction against the right of Buyer to amend, modify or terminate any such plan, policy or arrangement or compensation, benefits or other terms or conditions of employment.

(d)Seller and Buyer agree that Seller will be liable for all Liabilities of Seller with respect to Seller’s employees and independent contractors (including all Transferred Employees) arising or accruing prior to the Closing Date and including any employment Taxes imposed with respect to any payments of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement, regardless of whether arising at or before the Closing, and Buyer will be and become liable for all employment-related Liabilities of the Transferred Employees and all Liabilities first arising after the Closing Date.

Section 5.5.Use of Name. Seller hereby grants Buyer a non-exclusive, non-transferrable, sublicensable license to display, copy, and otherwise use the “Lightshade” name and any logos or branding associated therewith, for a period of 30 days immediately following the Closing, including but not limited to displaying such name, logos and/or branding at the Denver Location, and any associated online content, marketing collateral and other materials.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1.Conditions to the Obligation of Buyer to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)Representations and Warranties. All of the representations and warranties made by Seller and Equityholders in this Agreement must be true and correct in all material respects as of the date hereof and at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, however, that, the Fundamental Representations and such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) must be true and correct in all respects.

(b)Covenants. Seller and Equityholders must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c)Proceedings. No Legal Proceeding will be pending or threatened with respect to Seller, Equityholders or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)Seller Deliveries. Seller must have delivered to Buyer or have caused to be delivered to Buyer each of the following documents at or before the Closing:

(i)a certificate executed by a duly authorized officer of Seller and  Equityholder, dated as of the Closing Date, certifying that (A) as to Seller and Equityholder, as applicable, each of the conditions specified in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(e) and 6.1(f) are satisfied in all respects, (B) attached thereto are true, complete and correct copies of the resolutions of the managers of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein, as are then in full force and effect and (C) attached thereto are good standing certificates, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of Seller’s incorporation or organization and each other jurisdiction in which Seller is qualified to do business (the “Closing Certificate”);

(ii)the Bill of Sale, duly executed by Seller;

(iii)a copy of Schedule A (Effective Date of Change of Ownership) to any contingent Regulatory Approval letter received by Buyer or Seller from the MED that is fully executed by Seller;

(iv)duly completed and executed IRS Forms W-9 from Seller and any other Person receiving any payments from Buyer pursuant to this Agreement or any Related Agreement;

(v)no later than one Business Day prior to the Closing Date, a payoff letter from each lender of Seller or other holder of Closing Date Repaid Indebtedness or any Encumbrance with respect to the Purchased Assets contemplated to be repaid on the Closing Date, reasonably acceptable to Buyer, including that all Encumbrances on the properties or assets of Seller, including any Purchased Asset, will automatically be released upon the satisfaction of the conditions in such letter (each, a “Payoff Letter”);

(vi)no later than one Business Days prior to the Closing Date, an invoice from each holder of Seller Transaction Expenses contemplated to be repaid on the Closing Date in customary form and reasonably acceptable to Buyer (the “Seller Transaction Expenses Invoices”);

(vii)a Lease Estoppel Certificate and Lease Assignment with respect to each Real Property Lease, duly executed by the applicable landlord and Seller, in form reasonably satisfactory to Buyer;

(viii)evidence reasonably satisfactory to Buyer of the release of all Encumbrances with respect to the Purchased Assets;

(ix)evidence reasonably satisfactory to Buyer of the consent or approval of, and the giving of all notices to, those Persons whose consent or approval is required, or who are entitled to notice, in connection with Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, including the consents of and notices to the Persons listed on Schedule 3(f)(ii); and

(x)such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated herein.

(e)No Material Adverse Effect. There will have been no event, fact, change or occurrence having a material and adverse effect on the Business or any of the Purchased Assets.

(f)Regulatory Approvals. The Parties will have received the necessary Regulatory Approvals from each of (i) the MED and (ii) the city and county of Denver, Colorado, each of which will be in full force and effect as of the Closing.

Section 6.2.Conditions to the Obligation of Seller and Equityholders to Close. The obligations of Seller and Equityholders to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a)Representations and Warranties. All of the representations and warranties made by Buyer in this Agreement must be true and correct in all material respects as of the date hereof and at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, however, that such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) must be true and correct in all respects.

(b)Covenants. Buyer must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with at or before the Closing, including, without limitation, the payment of the Purchase Price.

(c)Buyer Deliveries. Buyer will have delivered to Seller each of the following at or before the Closing:

(i)a certificate executed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying that each of the conditions specified above in Sections 6.2(a) and 6.2(b) is satisfied in all respects;

(ii)the Bill of Sale, duly executed by Buyer;

(iii)the Lease Estoppel Certificate and Lease Assignment, duly executed by Buyer; and

(iv)a copy of Schedule A (Effective Date of Change of Ownership) to any contingent Regulatory Approval letter received by Buyer or Seller from the MED that is fully-executed by Buyer.

Section 6.3.Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, on the fourth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 6.1 and Section 6.2 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”).

ARTICLE VII.

TERMINATION

Section 7.1.Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)Buyer and Seller, on its own behalf and on behalf of Equityholders, may terminate this Agreement by mutual written consent.

(b)Buyer may terminate this Agreement by giving written notice to Seller:

(i)in the event that Seller or any Equityholder breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, and such breach or breaches, individually or collectively, would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 6.1 to be satisfied, Buyer notifies Seller of the breach, and the breach, if capable of cure, continues without cure for a period of ten days after the notice of breach (provided that Buyer may not terminate this Agreement pursuant to this subsection if Buyer is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2 to be satisfied);

(ii)if the Closing has not occurred on or before 180 days after the date in which the Parties submit the Regulatory Applications (the “Outside Date”) (provided that Buyer may not terminate this Agreement pursuant to this subsection if such failure results primarily from Buyer breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement);

(iii)an applicable Law or final, non-appealable Order by a U.S. federal or state court of competent jurisdiction will have enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement that prohibits the Closing;

(iv)all of the conditions to close set forth in Section 6.1 and Section 6.2 have been satisfied or waived, Buyer stands ready to consummate the Closing and Seller nevertheless refuses to consummate the Closing within the time period set forth in Section 6.3 (provided that Buyer may not terminate this Agreement pursuant to this subsection unless Buyer has delivered a written notice on or after the date by which the parties are required to close pursuant to Section 6.3 of Buyer’s intention to terminate the Agreement and Seller has not consummated the Closing within three (3) Business Days after receipt of such notice); or

(v)the Regulatory Approvals cannot reasonably be obtained due to Seller’s failure to provide any necessary documents or information, or failure to take any necessary action, as described further in Section 5.1(b) above (provided that Buyer may not terminate this Agreement pursuant to this subsection if this Agreement is then terminable by Seller pursuant to Section 7.1(c)(v)).

(c)Seller, on its own behalf and on behalf of Equityholders, may terminate this Agreement by giving written notice to Buyer:

(i)in the event that Buyer breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, and such breach or breaches, individually or collectively, would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 6.2 to be satisfied, Seller notifies Buyer of the breach, and the breach, if capable of cure, continues without cure for a period of ten days after the notice of breach (provided that Seller may not terminate this Agreement pursuant to this subsection if Seller or any Equityholder is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.1 to be satisfied);

(ii)if the Closing has not occurred on or before the Outside Date (provided that Seller may not terminate this Agreement pursuant to this subsection if such failure results primarily from Seller or any Equityholder breaching any representation, warranty, covenant or agreement contained in this Agreement);

(iii)an applicable Law or final, non-appealable Order by a U.S. federal or state court of competent jurisdiction will have enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement that prohibits the Closing;

(iv)all of the conditions to close set forth in Section 6.1 and Section 6.2 have been satisfied or waived, Seller stands ready to consummate the Closing and Buyer nevertheless refuses to consummate the Closing within the time period set forth in Section 6.3 (provided that Seller may not terminate this Agreement pursuant to this subsection unless Seller has delivered a written notice on or after the date by which the parties are required to close pursuant to Section 6.3 of Seller’s intention to terminate the Agreement Section and Buyer has not consummated the Closing within three (3) Business Days after receipt of such notice); or

(v)the Regulatory Approvals cannot reasonably be obtained due to Buyer’s failure provide any necessary documents or information, or failure to take any necessary action, as described further in Section 5.1(b) above (provided that Seller may not terminate this Agreement pursuant to this subsection if this Agreement is then terminable by Buyer pursuant to Section 7.1(b)(v)).

Section 7.2.Buyer Termination Fee. Buyer will pay Seller a termination fee equal to $100,000 (the “Buyer Termination Fee”) in the event that this Agreement is terminated by Seller pursuant to Section 7.1(c)(i), Section 7.1(c)(ii), Section 7.1(c)(iv) or Section 7.1(c)(v). Any Buyer Termination Fee payable pursuant to this Section 7.2 shall be paid by Buyer to Seller via wire transfer of immediately available funds within thirty (30) days of termination of this Agreement.  Notwithstanding anything to the contrary in this Agreement or otherwise, in the event that this Agreement is terminated under circumstances in which the Buyer Termination Fee is payable pursuant to this Section 7.2, (i) the right to enforce payment thereof against Buyer, or Parent pursuant to Section 9.1(f), shall be the sole and exclusive remedy of Seller and the Equityholders against Buyer and (ii) upon payment of the Buyer Termination Fee pursuant to this Section 7.2, Buyer shall have no further liability or obligation relating to or arising out of this Agreement or the Related Agreements. If Buyer pays the Buyer Termination Fee to Seller, Seller shall not pursue any additional remedies against Buyer or its Affiliates and the Buyer Termination Fee shall be Seller’s sole remedy against Buyer and its Affiliates. For the avoidance of doubt, Buyer shall not be required to pay the Buyer Termination Fee (i) on more than one occasion, (ii) at all if Seller is granted specific performance of Buyer’s obligations to consummate the transactions contemplated by this Agreement pursuant to Section 9.1(b) or (iii) in the event the parties cannot reasonably obtain the Regulatory Approvals through no fault of either Party.  Any claim based upon, in respect of, arising under, out of or because of, connected with, or relating to the Buyer Termination Fee may be made only against Buyer, or Parent pursuant to Section 9.1(f).

Section 7.3.Seller Termination Fee. Seller will pay Buyer a termination fee equal to $100,000 (the “Seller Termination Fee”) in the event that this Agreement is terminated by Buyer pursuant to Section 7.1(b)(iv). Any Seller Termination Fee payable pursuant to this Section 7.3 shall be paid by Seller to Buyer via wire transfer of immediately available funds within thirty (30) days of termination of this Agreement. Notwithstanding anything to the contrary in this Agreement or otherwise, in the event that this Agreement is terminated under circumstances in which the Seller Termination Fee is payable pursuant to this Section 7.3, (i) the right to enforce payment thereof against Seller shall be the sole and exclusive remedy of Buyer against Seller and (ii) upon payment of the Seller Termination Fee pursuant to this Section 7.3, Seller shall have no further liability or obligation relating to or arising out of this Agreement or the Related Agreements. If Seller pays the Seller Termination Fee to Buyer, Buyer shall not pursue any additional remedies against Seller or the Equityholders and the Seller Termination Fee shall be Buyer’s sole remedy against Seller and the Equityholders. For the avoidance of doubt, Seller shall not be required to pay the Seller Termination Fee (i) on more than one occasion, (ii) at all if Buyer is granted specific performance of Seller’s obligations to consummate the transactions contemplated by this Agreement pursuant to Section 9.1(b) or (iii) in the event the parties cannot reasonably obtain the Regulatory Approvals through no fault of either Party.  Any claim based upon, in respect of, arising under, out of or because of, connected with, or relating to the Seller Termination Fee may be made only against Seller.

Section 7.4.Effect of Termination. The termination of this Agreement pursuant to Section 7.1 will not be deemed to release any Party from any Liability for breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1.Indemnification.

(a)Indemnification Obligations of Seller and Equityholders. Seller and Equityholders will jointly and severally indemnify, defend and reimburse Buyer and its Affiliates and each of their respective officers, directors, managers, subsidiaries, employees, successors, assigns, agents and representatives (the “Buyer Indemnified Parties”) for and hold harmless each Buyer Indemnified Party from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from any of the following: (i) any Excluded Liability or Excluded Asset; (ii) any breach of any of the representations and warranties of Seller and Equityholders in Article III or in any certificate or other document or instrument delivered by Seller or any Equityholder or caused to be delivered by Seller pursuant to any provision of this Agreement; (iii) any breach of any term, provision, covenant or agreement contained in this Agreement or any of the Related Agreements by Seller or any Equityholder; (iv) any broker, investment banker or adviser fees, or any other fees, costs or expenses incurred by or on behalf of Seller or any Equityholder in connection with this Agreement or any Related Agreement; (v) any Pre-Closing Taxes, Transfer Taxes or other Taxes of Seller; or (vi) any fraud, knowing or intentional misrepresentation or willful misconduct on the part of Seller or any Equityholder. Notwithstanding anything contained herein to the contrary, the obligations of Seller and Equityholders pursuant to Section 8.1(a)(ii) of this Agreement (a) will not apply to the first $15,000 in Damages (the “Threshold”), and (b) will be limited to, and will not exceed, (i) in the case any such breach is a Duplicative Breach (defined below), $500,000 and (ii) for all other such breaches, $180,000 (the applicable amount, the “Cap”) in the aggregate; provided, however, that the Threshold and the Cap will not apply to any Damages resulting from breaches of Fundamental Representations, fraud or intentional, willful or fraudulent actions or misrepresentations (or, for the avoidance of doubt, obligations of Seller and Equityholders pursuant to a section herein other than Section 8.1(a)(ii)). For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy or breach of any representation or warranty in Article III, and the determination of whether a breach has occurred, all Materiality Qualifiers will be disregarded.  Notwithstanding anything to the contrary herein or in the Lightshade Aurora APA, with respect to any event or circumstance giving rise to a breach of Section 3(a), (b), (c), (l), (n) or Section 5.2(a) of this Agreement and the corresponding section of the Lightshade Aurora APA (i.e. Section 3(a), (b), (c), (l), (n) or Section 5.2(a) of the Lightshade Aurora APA, as applicable) (a “Duplicative Breach”), the Buyer Indemnified Parties shall only be entitled to indemnification for such breach under either this Agreement or the Lightshade Aurora APA, but not both.

(b)Indemnification Obligations of Buyer. Buyer will indemnify, defend and reimburse Seller and Equityholders and their respective Affiliates and each of their respective officers, directors, managers, subsidiaries, employees, successors, assigns, agents and representatives (the “Seller Indemnified Parties”) for and hold harmless each Seller Indemnified Party from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from any of the following: (i) any breach of any of the representations and warranties of Buyer in Article IV; (ii) any breach of any term, provision, covenant or agreement contained in this Agreement or any of the Related Agreements by Buyer; or (iii) any fraud, knowing or intentional misrepresentation or willful misconduct on the part of Buyer. Notwithstanding anything to the contrary herein or in the Lightshade Aurora APA, with respect to any event or circumstance giving rise to a breach of Section 4(a) or (b) of this Agreement and the corresponding section of the Lightshade Aurora APA (i.e. Section 4(a) or (b) of the Lightshade Aurora APA, as applicable), the Seller Indemnified Parties shall only be entitled to indemnification for such breach under either this Agreement or the Lightshade Aurora APA, but not both.

(c)Survival. The representations and warranties contained in this Agreement or in any Related Agreement, and all related rights to indemnification, will survive the Closing as follows: (i) all of the representations and warranties of Seller and Equityholders contained in this Agreement and the Closing Certificate, in each case, other than the Fundamental Representations, will survive the Closing and terminate on the date that is 12 months after the Closing Date; and (ii) the Fundamental Representations, including the Fundamental Representations referenced in the Closing Certificate, will survive the Closing and will terminate on the six-year anniversary of the Closing Date. All other covenants, obligations and agreements contained in this Agreement will survive the Closing for the later of (a) six years following the Closing Date or (b) 90 days following the date on which such covenant is fully performed.

(d)Recovery. If and to the extent that any Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification pursuant to this Agreement (after giving effect to the limitations on indemnification set forth in Section 8.1(a)), such Buyer Indemnified Party or Seller Indemnified Party will recoup all or any portion of any Damages to which such Buyer Indemnified Party or Seller Indemnified Party is entitled by directing cash payment of, and Seller and Equityholders or Buyer, respectively, will pay, monetary Damages from Seller and Equityholders or Buyer, respectively; provided that, subject to the Cap, Buyer must first recover any such Damages from the Indemnity Escrow Amount before pursuing Seller or any Equityholder for the remainder, if any, of such Damages. Such remedies are not exclusive of any other remedies the Buyer Indemnified Party may exercise at law or in equity to satisfy Seller’s and Equityholders’ indemnification obligations hereunder.

(e)Indemnity Escrow. Subject to the Escrow Agreement, the Indemnity Escrow Amount, less any amounts that have been released to compensate any Buyer Indemnified Party for Damages as provided in Section 8.1 of this Agreement or Section 8.1 of the Lightshade Aurora APA, or to compensate for a Deficiency as provided in Section 2.3(b) of this Agreement or Section 2.3(b) of the Lightshade Aurora APA, will be released to Seller within ten (10) Business Days after the Release Date; provided, however, that any portion of the Indemnity Escrow Amount that is necessary to satisfy any pending claims for indemnification pursuant to this Agreement or the Lightshade Aurora APA that is specified in a written notice delivered to Seller prior to 11:59 p.m., Mountain Time, on the Release Date will not be payable to Seller hereunder until final resolution of all such claims, at which time the amount of the Indemnity Escrow Amount held back to satisfy such pending claims, to the extent not released to compensate any Buyer Indemnified Party for Damages as provided in Section 8.1 of this Agreement or Section 8.1 of the Lightshade Aurora APA will be released to Seller. Each Party will cooperate, and cause any Affiliate to cooperate, in timely making all filings, Tax Returns, reports, claims for refund and forms as may be required in connection with the foregoing to comply with all applicable Laws. Upon request, Buyer, Seller, and Equityholders, as applicable, will provide each other with the information that either party reasonably requests in connection with its Tax reporting obligations under applicable Law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1.Miscellaneous.

(a)Governing Law. This Agreement and the agreements executed in connection herewith will be governed by the laws of the State of Colorado (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Colorado) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

(b)Specific Performance. The Parties agree that if any party hereto is obligated to, but nevertheless does not, perform any covenant, agreement or obligation set forth in this Agreement or any of the Related Agreements, then any other party, in addition to all other rights or remedies such party may have, will be entitled to the remedy of specific performance mandating that the other party or parties perform such covenant, agreement or obligation. In an action for specific performance by any party against any other party, the other party will not plead adequacy of damages at law. For the avoidance of doubt, under no circumstances shall either party be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and payment of the Buyer Termination Fee (in the case of Seller) or the Seller Termination Fee (in the case of Buyer).

(c)Further Assurances. From time to time after the Closing Date, at Buyer’s request, and without further consideration from Buyer, Seller and Equityholders will execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer reasonably may require to convey, transfer to and vest in Buyer and to put Buyer in possession of the Purchased Assets.

(d)Waiver of Compliance; Consents. Any failure of Seller or any Equityholder, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or by Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.1(d).

(e)Expenses. Each Party will pay its own legal, accounting and other expenses incurred by such Party or on its behalf in connection with this Agreement and the transactions contemplated herein and all such fees incurred by Seller, any Equityholder and any of their Affiliates at or prior to the Closing are deemed Excluded Liabilities.

(f)Parent Guarantee. Parent will cause Buyer to comply with all of its payment and indemnity obligations set forth in this Agreement, and, as a material inducement to Seller entering into this Agreement, Parent hereby guarantees the full performance and payment thereof by Buyer. This is a guarantee of payment and of collection, and Buyer and Parent agree that Seller may pursue any and all available remedies it may have arising out of any breach by Buyer of Buyer’s payment and indemnity obligations set forth herein against either or both of Parent or Buyer.

(g)Notices. All notices and other communications hereunder will be in writing and will be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or email addresses (or at such other addresses or email addresses for a Party as will have been specified by like notice):

if to Buyer or Parent, to:

Schwazze

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Dan Pabon

Email Address: dan@schwazze.com

with a copy to (not constituting notice):

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Kester Spindler and Jackie Wilcox

Email Addresses: kspindler@perkinscoie.com; jwilcox@perkinscoie.com if to Seller or any Equityholder, to:

Lightshade Labs LLC

3575 Ringsby Ct. #400

Denver, CO 80216

Attention: Steve Brooks

Email Address: steve@lightshade.com

with a copy to (not constituting notice):

Husch Blackwell LLP

1801 Wewatta Street, Suite 1000

Denver, Colorado 80202

Attention: Steve Levine

Email Address: steve.levine@huschblackwell.com

(h)Appointment of Seller as Agent. Each Equityholder (a) hereby irrevocably constitutes and appoints Seller as such Equityholder’s agent, attorney in fact and representative, with full power to do any and all things on behalf of such Equityholder, and to take any action required or contemplated to be taken by such Equityholder, under this Agreement or any Related Agreement (including any amendments, waivers or modifications of this Agreement) and (b) will be bound by all actions taken by Seller regarding this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby. Buyer will at all times (i) be entitled to rely upon any communication with Seller as being binding with respect to each Equityholder, (ii) have no obligation to otherwise communicate with any Equityholder (including indemnification matters) and (iii) not be liable to any Equityholder for any action taken or omitted to be taken by Buyer.

(i)Risk of Loss. Seller will bear all risk of loss, destruction or damage to any of the Purchased Assets occurring prior to the Closing, regardless of circumstance. Buyer will have no responsibility with respect thereto.

(j)Press Release and Public Announcements. Except as otherwise required by Law, (i) neither Seller nor the Equityholders, on the one hand, nor Buyer, on the other hand, will, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of the other party(ies) and (ii) Seller and Buyer will consult and cooperate with each other as to the timing and content of the announcement of the transactions contemplated hereby to the employees, customers and suppliers of the Business. Notwithstanding anything in this Agreement to the contrary, following the Closing, Buyer or any of its Affiliates, representatives or advisors may issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Seller or any Equityholder.

(k)Partial Invalidity. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(l)Interpretation. In this Agreement: (a) headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any document (except for any reference to a document in the Disclosure Schedule) means such document as amended or modified and as in effect from time to time pursuant to the terms thereof; (f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) the terms “shall” and “will” are used interchangeably; and (n) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof. All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Buyer, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Buyer and Buyer’s representatives for their review by posting to the “Project Laser” folder in the electronic data room hosted by Dropbox.com before 5:00 p.m., Mountain Time, on the date that is three (3) Business Days prior to the date hereof.

(m)Assignment. This Agreement and all of the provisions hereof and the other documents or agreements contemplated hereby will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder or under any of the other documents or agreements contemplated hereby will be assigned by Seller or any Equityholder, on the one hand, or Buyer, on the other hand without the prior written consent of the other party(ies), which consent shall not be unreasonably withheld, conditioned or delayed; provided that Buyer may, without the prior written consent of Seller, assign this Agreement to an Affiliate. Any such permitted assignment shall not release Buyer from its obligations under this Agreement.

(n)Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed will be an original, but all of such counterparts will together constitute but one and the same instrument. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.

(o)Entire Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Asset Purchase Agreement, whereupon it will constitute the agreement of Buyer, Parent (solely for purposes of Section 9.1(f)), Seller and Equityholders with respect to the subject matter hereof.

BUYER:

DOUBLE BROW, LLC

By:	SCHWAZZE COLORADO, LLC

By: MEDICINE MAN TECHNOLOGIES, INC.
(d/b/a SCHWAZZE), its sole manager

By:

Name: Dan Pabon
Title: General Counsel and Chief Government Affairs Officer

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.

(d/b/a SCHWAZZE)

By:

Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT - DENVER LOCATION]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Asset Purchase Agreement, whereupon it will constitute the agreement of Buyer, Parent (solely for purposes of Section 9.1(f)), Seller and Equityholders with respect to the subject matter hereof.

SELLER:

LIGHTSHADE LABS LLC

By:

Name:
Title:

EQUITYHOLDERS:

Thomas Van Alsburg

Steve Brooks

John Fritzel

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT - DENVER LOCATION]

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit B.

“Business Day” means a day other than Saturday, Sunday or any bank holiday in Denver, Colorado.

“Buyer Termination Fee” has the meaning set forth in Section 7.2.

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case, whether oral or written.

“Damages” means any losses, costs, damages, Liabilities, Taxes, expenses, Legal Proceedings or Orders (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, employment, consulting, independent contractor, personal services, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, loan, fringe benefit or other compensation or benefit plan, fund, policy, program, practice, Contract or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate (or to which Seller or ERISA Affiliate is a party) and that covers or benefits any current or former employee, officer, director, manager, consultant, independent contractor or other service provider of or to Seller (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which Seller has (or could have) any Liability (including any contingent Liability).

“Encumbrance” means any (a) security interest, lien (excluding any mechanic’s lien or materialmen’s lien arising in the ordinary course of business consistent with past practice or Tax liens not yet due and payable or being contested in good faith by appropriate procedures), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, or restriction on transfer; (b) with respect to any real property at the Denver Location, imperfection of title, easement or encroachment on real property (except in each case as would not be, individually or in the aggregate, material to Business and which would not prohibit or interfere with the current use of the real property at the Denver Location); and (c) preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business that, together with Seller, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Federal Cannabis Law” means any U.S. federal laws, civil, criminal or otherwise, to the extent that such law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including but not limited to the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960. All references herein to “Law”, “law” “applicable Law” or “applicable law” shall not be interpreted to include any Federal Cannabis Law.

“Fundamental Representations” means the representations and warranties set forth in Section 3(a), Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(k), Section 3(r), and Section 3(y).

“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory, taxing or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.2(b).

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the ordinary course of business), including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; or (i) Liability secured by any Encumbrance on any asset or property.

“IP” means, collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iii) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (iv) telephone numbers; (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (vi) all technology, ideas, research and development, inventions, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, computer architecture, and documentation; (vii) all other intangible assets, properties or rights; and (viii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common and civil law), rule, regulation, ordinance, guidance, code or order enacted, adopted, issued or promulgated by any Governmental Authority, excluding any Federal Cannabis Laws.

“Legal Proceeding” means any claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, claim, audit, investigation, demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation.

“Liability” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent, due or to become due, or otherwise.

“Lightshade Aurora APA” means that certain Asset Purchase Agreement dated as of the date hereof by and among Seller, Buyer and the Equityholders, governing Buyer’s acquisition of the Aurora Location (as defined therein) from Seller.

“Lookback Date” means October 6, 2021.

“Marijuana Inventory” means saleable marijuana products located at the Denver Location, including marijuana flower, trim, concentrate or infused product, which is not spoiled, unusable, expired or otherwise non-saleable.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects” and words of similar import.

“MED” means the Colorado Marijuana Enforcement Division.

“Order” means any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority.

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business of Seller consistent with its past regular custom and practice, including, as applicable, with respect to quantity and frequency.

“Owned IP” means all Seller IP other than IP licensed to Seller pursuant to a written license agreement.

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body, including each of the Purchased Licenses.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Personal Information” means any information that alone or in combination with other information can be used to specifically identify any natural Person, together with any other information that is combined with or linked to any of the foregoing information.

“Processed” or “Processing” means any operation performed on data or information, including the collection, creation, receipt, access, use, handling, compilation, processing, analysis, monitoring, maintenance, storage, purchase, sale, transmission (including cross-border), transfer, protection, disclosure, deletion, destruction, or disposal of data or information.

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Regulatory Approval” or “Regulatory Approvals” means any and all approvals from MED, the City and County of Denver, or any other Governmental Authority that are required under applicable Law for (a) the transfer by Seller to Buyer of any Permit or (b) the consummation of the transactions contemplated by this Agreement.

“Related Agreements” means the Bill of Sale, the Closing Certificates, any Estoppel Certificate and Lease Assignment and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Release Date” means the later of (i) the date that is 12 months after the Closing Date (as defined in this Agreement) and (ii) the date that is 12 months after the Closing Date (as that term is defined in the Lightshade Aurora APA);

“Seller IP” means any and all IP used, held for use, owned or purported to be owned (in whole or in part) by Seller or licensed to Seller, in each case, in connection with the Business.

“Seller’s Knowledge” means the actual knowledge of the Equityholders after reasonable inquiry and investigation (including due inquiry of Persons knowledgeable about the subject matter thereof).

“Seller Termination Fee” has the meaning set forth in Section 7.3.

“Seller Transaction Expenses” means all fees and expenses incurred by or on behalf of Seller, any Equityholder or any of their Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Related Agreements, including: (a) any brokerage fees and any other fees and disbursements of lawyers, accountants, investment bankers and other advisors and service providers, (b) any transaction, incentive or stay bonus or termination or change of control payment payable to any Person by Seller, Equityholders or their Affiliates as a result of the Closing, (c) the fees and expenses of the creation and maintenance of the electronic data room hosted by Dropbox.com, (d) any fees, expenses or other liabilities to the extent incurred by or at the direction of Seller, Equityholders or otherwise relating to Seller’s or Equityholders’ obtaining any consent or waiver for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Seller or Equityholders or any of their respective Affiliates in connection with the consummation of the transactions contemplated hereby, and (e) any Transfer Taxes.

“Tax” means (a) all federal, state, and local, foreign income, gross receipts, sales, use, production, ad valorem, value-added, transfer, franchise, registration, profits, capital gains, business, license, lease, service, service use, withholding, payroll, social security, disability, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, including liabilities under escheat and unclaimed property Laws, (b) all other fees, assessments or charges in the nature of a tax, (c) any fine, penalty, interest or addition to tax with respect to any amounts of the type described in (a) and (b) above, and (d) any Liability for the payment of any amounts of the type described in clauses (a)-(c) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of a tax sharing, tax allocation or tax indemnification Contract, as a transferee or successor, by operation of Law or otherwise.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof, that is filed or required to be filed with any Governmental Authority or provided or required to be provided to a payee.

EXHIBIT B

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of [], 2022 by and among (i) Lightshade Labs LLC, a Colorado limited liability company (“Seller”) and Double Brow, LLC, a Colorado limited liability company (“Buyer”). Capitalized terms used and not defined herein will have the respective meanings assigned to such terms in that certain Asset Purchase Agreement, dated as of September 9, 2022 by and among Seller, Buyer and the equityholders of Seller parties thereto (the “Asset Purchase Agreement”).

1.Pursuant to the Asset Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing, (a) Seller does hereby sell, assign, transfer, convey and deliver to Buyer, and its successors and assigns, all of Seller’s right, title, and interest in and to the Purchased Assets, and (b) Buyer does hereby assume from Seller the Assumed Liabilities (if any).

2.Buyer hereby agrees to execute and deliver to Seller, and Seller hereby agrees to execute and deliver to Buyer, such further instruments of transfer, assignment and assumption, and take such other action as Seller or Buyer may reasonably request, to more effectively transfer to, assign to, and vest in Buyer each item of the Purchased Assets, and to evidence Buyer’s assumption of the Assumed Liabilities (if any).

3.The representations, warranties, covenants and agreements of the parties hereto and the terms and conditions set forth in the Asset Purchase Agreement will survive the execution and delivery of this Agreement as provided in the Asset Purchase Agreement and will not be merged herein or integrated herewith.

4.All terms and conditions of, and all representations, warranties, covenants and agreements relating to, the transactions contemplated by the Asset Purchase Agreement are set forth in the Asset Purchase Agreement. To the extent that any provision of this Agreement is inconsistent or conflicts with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement will control. Nothing contained in this Agreement will be deemed to supersede, enlarge, limit or otherwise modify any of the rights, obligations, agreements, covenants, representations or warranties contained in the Asset Purchase Agreement.

5.The parties hereto may cause this Agreement to be amended at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto. This Agreement will not be assigned to any other Person, except Buyer may assign this Agreement to any Affiliate of Buyer, any purchaser of all or substantially all of the Purchased Assets, or any financing source as a collateral assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.This Agreement and all Legal Proceedings arising hereunder will be governed by and construed in accordance with the Laws of the State of Colorado without reference to such state’s principles of conflicts of Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of and venue in any state or federal court located in the State of Colorado (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Colorado for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, however, that any party hereto will be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter.

7.TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.This Agreement may be executed and delivered by each party hereto in separate counterparts (including electronic portable document format (.PDF) or similar format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when, and only when, each party hereto delivers a counterpart hereof to each other Party. This Agreement may be executed by .PDF signature, and a .PDF signature will constitute an original signature for all purposes.

[The remainder of this page is intentionally left blank.]

The undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

BUYER:

Double Brow, LLC

By:	Schwazze Colorado, LLC
Its: Sole Member

	By:	Medicine Man Technologies, Inc.
Its: Sole Member

By:

Name: Dan Pabon
Title: General Counsel and Chief Government Affairs Officer

SELLER:

LIGHTSHADE LABS LLC

By:

Name:
Title:

SCHEDULE 1.1(a)

PURCHASED ASSETS

(i)[Intentionally Omitted.]

(ii)All inventory (including Marijuana Inventory, supplies, goods in transit, packaging materials and other consumables of the Business, including inventory in transit from or held by suppliers of the Business).

(iii)The Contracts set forth below, if any, which are related to the Business:

None.

(iv)All machinery, equipment, computers, printers, cameras, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to Seller, in each case, used or to be used, as applicable, in the Business.

(v)All deposits and prepaid expenses, including advances, credits and security and other deposits specifically related to the Business.

(vi)All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of Seller specifically related to the Business.

(vii)Each Purchased License and, to the extent transferable or assignable, all other Permits issued to or otherwise held by Seller relating to the operation of the Business or any Purchased Asset.

(viii)Except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds with respect to periods (or portions thereof) ending on or prior to the Closing Date), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of Seller), whether known or unknown, matured or unmatured, accrued or contingent, that Seller may have against any Person, including claims against any Person for compensation or benefits, insurance claims, claims of infringement or past infringement, in each case related specifically to the Business.

(ix)All books and records of Seller relating primarily to the Business, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to hired employees, manufacturing and quality control records and procedures, blueprints, accounting records, information relating to any Taxes (other than those that relate solely to Excluded Assets or Excluded Liabilities, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.

(x)All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to Seller (except to the extent relating exclusively to any Excluded Asset or Excluded Liability), in each case related specifically to the Business.

(xi)Real Property Lease for the Denver Location.

SCHEDULE 1.1(b)

EXCLUDED ASSETS

(i)All records related to Seller’s organization, maintenance, existence and good standing as a corporation, namely Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax records (provided that Buyer will be entitled to copies of such Tax records that are related to the Business).

(ii)All rights in connection with and assets under all Employee Benefit Plans.

(iii)All insurance policies and prepayments related thereto (but excluding any rights to recovery under such insurance policies except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability).

(iv)Any rights of Seller under this Agreement or any Related Agreement.

(v)Cash and cash equivalents, other than Target Cash.

(vi)All credit cards, debit cards and similar credit and banking instruments of Seller.

(vii)Any Tax refunds or overpayments of Taxes of Seller with respect to periods (or portions thereof) ending on or prior to the Closing Date.

(viii)Cell phones and cell phone numbers.

(ix)All right, title and interest in and to the use of “Lightshade” and all other trademarks or similar or related names or phrases (and all goodwill relating to the foregoing) and all domain names used in the Business (“Excluded Seller IP”).

(x)All other assets and businesses of Seller except for the Business and the Purchased Assets.

(xi)All Contracts other than the Assigned Contracts (if any).

(xii)Dunbar cash safes at the Denver Location.

SCHEDULE 1.2(a)

ASSUMED LIABILITIES

None.

SCHEDULE 1.2(b)

EXCLUDED LIABILITIES

(i)Any Liability of Seller (including any Indebtedness of Seller).

(ii)Any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not recorded on the books and records of any Person (including any accounts payable to third parties that remain outstanding as of the Closing).

(iii)Any Liability arising under or in any way related to the Employee Benefit Plans.

(iv)Any Liability that would become a Liability of Buyer as a matter of Law in connection with this Agreement, agreement executed or delivered in connection herewith, or the transactions contemplated hereby or thereby.

(v)Any Liability in respect of Taxes of Seller (or any successor or Affiliate), or any Liability in respect of any Taxes arising from or relating to the Business or the Purchased Assets or ownership or operation thereof for or accruing or arising at any time in respect of any period (or portion thereof) ending on or prior to the Closing.

(vi)Any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets.

(vii)Any Liability relating to the Transferred Employees or any other employees of the Business prior to the Closing, and any accrued but unused vacation of any such employees.

(viii)Any Excluded Employees.

SCHEDULE 2.3(c)

ALLOCATION OF PURCHASE PRICE

The applicable portions of the Purchase Price (and any other items that are treated as consideration paid by Buyer for applicable Tax purposes) will be allocated pursuant to Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate) to the Purchased Assets as follows:

Asset Class	Allocation of Purchase Price
Class I Cash and General Deposit Accounts

Actual cash value, provided, however, that the amount assigned to any cash asset will be in accordance and consistent with the amount assigned to such cash asset for purposes of the Agreement and as reflected on the Closing Statement.

Class II Marketable Securities	Fair market value as of the Closing.
Class III Accounts Receivable	Net book value for financial accounting purposes as of the Closing.
Class IV Inventory

Retail value for financial accounting purposes as of the Closing, provided, however, that the amount assigned to any Marijuana Inventory will be in accordance and consistent with the amount assigned to such Marijuana Inventory for purposes of the Agreement and as reflected on the Closing Statement.

Class V Property, Equipment, and other Tangible Assets	Net book value for financial accounting purposes as of the Closing.
Class VI Code Section 197 Intangibles	Net book value for financial accounting purposes as of the Closing, provided, however, that any amount allocated to any restrictive covenant will have a nominal value.
Class VII Goodwill and Going Concern Value

Any remainder of consideration and any other amounts properly treated as consideration for U.S. federal income tax purposes, provided, the value of license shall be held in Class VII until a valuation is conducted by a third party, at which point such specified license value will be held in Class VI.